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Bassett Furniture Industries, Incorporated
(Name of Registrant as Specified In Its Charter)

Costa Brava Partnership III L.P.
Roark, Rearden & Hamot, LLC
Roark, Rearden & Hamot Capital Management, LLC
David S. Brody
Neil Chelo
Eugene I. Davis
Seth W. Hamot
Kent F. Heyman
Peter Hirsch
Andrew R. Siegel

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          On April 2, 2008, Costa Brava Partnership III L.P. sent a series of slides to ISS Governance Services (a division of RiskMetrics Group) in connection with upcoming discussions with respect to Bassett Furniture Industries, Inc. A copy of the slide presentation is filed herewith as Exhibit 1.

COSTA BRAVA PARTNERSHIP III L.P., ROARK, REARDEN & HAMOT, LLC, ROARK, REARDEN & HAMOT CAPITAL MANAGEMENT, LLC, DAVID S. BRODY, NEIL CHELO, EUGENE I. DAVIS, SETH W. HAMOT, KENT F. HEYMAN, PETER HIRSCH AND ANDREW R. SIEGEL (COLLECTIVELY, THE “PARTICIPANTS”) FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY (THE “PROXY STATEMENT” AND TOGETHER WITH ANY AMENDMENTS THERETO, “THE DEFINITIVE PROXY STATEMENT”) WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON MARCH 20, 2008 TO BE USED TO SOLICIT VOTES FOR THE ELECTION OF ITS SLATE OF DIRECTOR NOMINEES AND CERTAIN BUSINESS PROPOSALS FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF BASSETT FURNITURE INDUSTRIES, INC. INFORMATION RELATING TO THE PARTICIPANTS IS SET FORTH IN THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC.

STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

THE DEFINITIVE PROXY STATEMENT, FORM OF PROXY AND OTHER PROXY MATERIALS ARE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

Exhibit 1

Bassett Furniture A Lack of Leadership April 2, 2008

Economic Environment
o The domestic furniture business has been in a several year contraction.
o Asian imports have severely undercut pricing, driving consumers away from sellers of domestically produced products.
o The contraction of the housing market has also reduced consumer demand for new furniture to fill new homes.

Bassett Has a Unique Balance Sheet
o Cash and Investments on 11/24/07 of $80.462 million.
o International Home Furnishings Center (Recorded as a $12.24 million liability on the 11/24/07 balance sheet).
o Hedge Fund investments of $51.78 million, Marketable Securities of $25.15 million.
o A 47% ownership interest in a 3 million square foot exhibition space in High Point, NC.
o Dividends received of between $5.6 million and $6 million for each of the last three years.
o Yearly net operating income, before depreciation, of $30 million+, and long term debt of $105 million.
o At a capitalization rate of 10%, value would be $300 million. Total equity would be $195 million and Bassett's value would be $91 million.
o Other owners include Lincoln National Corporation (25%), which currently has one director (and until recently had two directors) who also serves on the Bassett BOD.

What is Bassett's business?
o The IHFC and the Hedge Funds have subsidized the furniture business for years.
o As the next page demonstrates, Bassett Furniture has not been able to generate stable cash flow from its furniture operations this decade.
o In fact, combining all the operational losses since 2001 as well as the capital contributed to the furniture business, more than $85 million has been wasted on this effort.

Why does this behavior continue?
o As seen on the next two slides, neither management or the BOD own much stock.
o They do have options, but with much higher strike prices than the present price of Bassett Furniture.
o They do know furniture manufacturing. But discussions about capital allocation decisions that don't support continued investment in the furniture business are not understood by BOD and management.
o Management has no change of control provisions in their contracts. If Bassett isn't to be committed to its present furniture plan, the CEO would probably lose his job, with no severance package of note.

It's about Capital Allocation!
o The furniture business employs 1,500 people, unprofitably, with high operational risks.
o The Hedge Fund investments are farmed out.
o The IHFC is managed by a separate LLC.
All the value resides in the least risky assets, yet management is proposing to dedicate capital to the most operationally difficult and challenging business, furniture AND THERE IS NO INDICATION THAT THEY ARE EVEN GOOD AT IT!

Costa Brava's Plan
o We have BOD nominees with vast experience over many different businesses.
o We have BOD nominees with experience in real estate.
o We have BOD nominees with experience in Funds of Funds/Hedge Funds.
Bassett is over capitalized. Let's return much of the liquid capital back to shareholders now. Then, management's poor capital decisions won't do more harm to valuation, and they will have enough capital to actually initiate the changes they propose. They just don't get the entire checkbook!

Management Says They Need It All o But they haven't used it wisely this decade. o They still will have substantial cash remaining. o They still will have the $90 million in IHFC equity remaining.